Exhibit 99.1

Ignyta Announces Second Quarter 2016

Company Highlights and Financial Results

August 9, 2016, 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced company highlights and financial results for the second quarter ended June 30, 2016. Ignyta will not be conducting a conference call in conjunction with this release.

“During the second quarter, we continued to make significant advancements toward our objective of becoming a leading precision medicine oncology company and offering cancer patients potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “For our lead program, entrectinib – our potent, CNS-active, Trk, ROS1 and ALK inhibitor – we continued to successfully execute our potentially registration-enabling Phase 2 clinical trial, STARTRK-2; announced at the American Association for Cancer Research (AACR) Annual Meeting compelling results from our two Phase 1 clinical trials; and participated in a meeting of the Pediatric Oncology Subcommittee of the FDA’s Oncologic Drugs Advisory Committee. For RXDX-105 – an oral, multikinase inhibitor with potent activity against such targets as RET and BRAF – we announced interim data at the American Society of Clinical Oncology (ASCO) Annual Meeting from our Phase 1 clinical trial, highlighting its emerging safety and efficacy profile. Finally, we strengthened our balance sheet via an equity offering and term loan refinancing, providing us with the resources to continue moving rapidly to develop meaningful new therapies for the benefit of cancer patients, and we augmented our management team.”

Company Highlights

Participated in FDA’s Pediatric Oncologic Drugs Advisory Committee (pedsODAC)

In June 2016, Ignyta was invited by the FDA to participate in a meeting of its pedsODAC. The meeting was intended to improve and encourage the development of oncology and hematology drugs for pediatric use. Ignyta prepared a briefing package for the meeting and the meeting’s proceeding are available in an archived webcast.

Announced Updated Entrectinib Phase 1 Data at AACR Annual Meeting

In April 2016, updated results of the two Phase 1 clinical trials of entrectinib, the company’s proprietary oral tyrosine kinase inhibitor targeting solid tumors harboring activating alterations to NTRK1, NTRK2, NTRK3, ROS1 or ALK, were presented in an oral plenary session at the AACR 2016 Annual Meeting in New Orleans, Louisiana.

The data cut-off for the AACR presentation was March 7, 2016. A total of 119 patients with a range of solid tumors had been dosed across both clinical trials, with 45 patients treated at the RP2D of 600 mg, taken orally once per day (QD). Entrectinib was well tolerated across both studies and there was no evidence of cumulative toxicity, hepatic or renal toxicity, or QTc prolongation.

Among the 25 patients treated who met the company’s Phase 2 clinical trial eligibility criteria, significant tumor regression was seen in 80% (20 out of 25 treated patients).

•	Twenty-four patients had tumors that were evaluable by RECIST criteria. The overall confirmed response rate was 79% (19 responses, including 2 complete responses, out of 24 treated patients).

•	For a patient with astrocytoma, the clinical site performed three-dimensional volumetric analysis, which demonstrated an estimated 45% decrease in tumor size from baseline.

Many of these responses occurred rapidly, within the first four weeks of entrectinib treatment. Of note, durable CNS tumor regression was seen, both in patients with primary brain tumors and with metastatic disease, including one complete response.

Announced Interim Data from Phase 1 Clinical Trial of RXDX-105 at ASCO

In June 2016, interim data from the Phase 1 clinical trials of RXDX-105, the company’s orally available, small molecule multikinase inhibitor with potent activity against such targets as RET and BRAF, were presented at the 2016 ASCO Meeting in Chicago.

The Phase 1 dose escalation portion of the clinical trial was designed to determine the MTD and/or recommended RP2D, as well as preliminary anti-cancer activity, of single agent RXDX-105 in patients with advanced or metastatic solid tumors.

The data cut-off for the ASCO presentation was May 3, 2016. A total of 55 patients with a range of solid tumors were dosed with RXDX-105 in the clinical trial.

RXDX-105 was well tolerated. Based upon overall safety and exposure during Phase 1, the provisional RP2D was determined to be 350 mg, once daily in the fed state, and is being further evaluated in the Phase 1b portion of the study.

There were 20 patients dosed at or above the clinically relevant dose of 275 mg in the fed state, 11 of whom had an actionable RET or BRAF alteration. Tumor regression of greater than 20% was observed in four of the 20 patients, including:

•	an unconfirmed partial response (38% reduction) in a patient with medullary thyroid cancer with a RET M918T mutation;

•	a 28% reduction in target lesions in a patient with non-small cell lung cancer (NSCLC) with a BRAF D594G mutation;

•	a 26% reduction in target lesions in a patient with ovarian cancer with a BRAF V600E mutation; and

•	a confirmed partial response (40% reduction) in a patient with NSCLC with a KRAS G12C mutation, who continues on treatment after 10 cycles.

Bolstered the Balance Sheet

In May 2016, the company issued an aggregate of 9.2 million shares of its common stock in an underwritten public offering at a purchase price of $6.25 per share, which resulted in aggregate gross proceeds of $57.5 million.

In June 2016, the company secured a $42 million term loan facility from Silicon Valley Bank and Oxford Finance. Under the loan facility, the company received initial funding of $32 million, substantially all of which was used to repay the company’s prior loan with Silicon Valley Bank, and has a conditional option to receive an additional $10 million.

Enhanced Leadership Capacity

In July 2016, the company announced that Dr. Christian V. Kuhlen had been appointed to serve as its General Counsel and Secretary. Prior to joining the company, Dr. Kuhlen served as General Counsel, Vice President and Secretary of Genoptix, Inc., where he led its legal and corporate governance functions as well as its internal public policy function.

Second Quarter 2016 Financial Results

For the second quarter of 2016, net loss was $26.7 million, or $0.70 per share, compared with $13.1 million, or $0.51 per share, for the second quarter of 2015.

Ignyta did not record any revenue for the three months ended June 30, 2016 or for the three months ended June 30, 2015.

Research and development expenses for the second quarter of 2016 were $20.0 million, compared with $8.8 million for the second quarter of 2015. This increase was primarily due to the $7.7 million increase in the external development costs associated with entrectinib, taladegib and other product candidates. The remaining increase in costs between periods was due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates.

General and administrative expenses were $5.5 million for second quarter of 2016, compared with $3.9 million for second quarter of 2015. This increase was driven by higher personnel and share-based compensation costs, higher facilities related expenses resulting from the expansion of our leased facilities space, and increases in consulting fees and depreciation expense.

At June 30, 2016, the company had cash, cash equivalents and available-for-sale securities totaling $174.6 million and current and long-term debt of $32.0 million. At December 31, 2015, the company had cash, cash equivalents and available-for-sale securities totaling $172.1 million and current and long-term debt of $31.0 million.

About Ignyta, Inc.

At Ignyta, we work tirelessly on behalf of cancer patients to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This unique approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. We are blazing a new future for cancer patients with our pipeline of first-in-class and best-in-class precision medicines – with the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates, the potential advantages and first-in-class or best-in-class nature of these drug programs and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in

Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$20,019	$8,796	$39,800	$29,012
General and administrative	5,499	3,855	10,726	6,621

Total operating expenses	25,518	12,651	50,526	35,633

Loss from operations	(25,518)	(12,651)	(50,526)	(35,633)
Other income (expense):
Interest expense	(800)	(603)	(1,591)	(1,205)
Loss on debt extinguishment	(696)	—	(696)	—
Other income	364	134	671	212

Total other expense, net	(1,132)	(469)	(1,616)	(993)

Net loss	$(26,650)	$(13,120)	$(52,142)	$(36,626)

Net loss per common share:
Net loss per common share - basic and diluted	$(0.70)	$(0.51)	$(1.48)	$(1.58)

Weighted average shares - basic and diluted	38,198	25,928	35,271	23,212

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents	$38,718	$46,383
Short-term investment securities	111,968	85,420
Prepaid expenses and other current assets	6,620	4,191

Total current assets	157,306	135,994
Long-term investment securities	23,963	40,346
Property and equipment, net	23,726	18,764
Other assets	343	410

Total assets	$205,338	$195,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,708	$3,828
Accrued expenses and other liabilities	12,892	13,860
Notes payable, current portion	—	6,675
Lease payable, current portion	185	181

Total current liabilities	14,785	24,544
Notes payable, net of current portion and discount	29,183	22,821
Lease payable, net of current portion	70	164
Other long-term liabilities	19,181	12,000

Total liabilities	63,219	59,529
Total stockholders’ equity	142,119	135,985

Total liabilities and stockholders’ equity	$205,338	$195,514